Exhibit 10.3

TO:	M. Michele Burns

FROM:	Vance N. Booker

DATE:	November 2, 2005

RE:	Transitional Employment Arrangements

This memo confirms our recent discussions regarding your future employment arrangements with Mirant Corporation and its affiliates (collectively “Mirant”) beyond the date hereof.  As we discussed, your Employment Agreement, dated April 14, 2004 (the “Agreement”) with Mirant, continues in effect after the date hereof reflecting the agreed diminution of duties and the payments described in this memorandum.  All terms not defined in this memorandum have the same definitions as in the Agreement.

1.                                       We have agreed that with the hiring of Jim Iaco your duties and responsibilities will be changed such that you would have the ability to terminate your employment on account of Good Reason under Section 5(d) of the Agreement.  In order to provide continuity as Mirant completes its restructuring, to induce you not to exercise your termination rights and in exchange for your agreement to provide the services described in paragraph (2) below, Mirant agrees that within five (5) business days of the earliest to occur of (x) the assignment of any duties inconsistent in any material respect with your position as Mirant’s Chief Financial Officer (“CFO”), (y) the effective date of your relinquishment of your title as CFO (which may be as early as November 10, 2005, provided that Mirant Corporation has filed its Form 10-Q for the quarter ended September 30, 2005 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”) prior to such date), and (z) November 15, 2005 (on which date you will in all events cease to be Mirant’s CFO), Mirant will pay you a lump sum payment equal to (A) the Separation Payment described in Section 5(c)(i) of the Agreement, (B) the Retention Bonuses and Make-Whole Payments described in Section 5(c)(iii) of the Agreement, and (C) 87.5% of your Target Bonus for 2005. The amounts paid pursuant to (A) and (B) above shall reduce dollar-for-dollar (but not below zero) the amount of Separation Payment, Retention Bonuses and the Make Whole Payments, if any, payable to you in the future under the Agreement.  The amounts paid pursuant to (C) above shall reduce dollar-for-dollar (but not below zero) the amount of your 2005 annual bonus.  In order for you to receive the payouts described above, you will need to execute the release referred to in Section 5(h) of the Agreement.

2.                                       You agree that you will provide an orderly transition of your CFO duties and responsibilities to Jim Iaco, and relinquish your CFO title upon Mirant’s request (which is expected to be November 10, 2005, provided, however, that if Mirant Corporation has not filed its Form 10-Q with the SEC prior to November 10, 2005, the date you relinquish your CFO duties shall extend until the Form 10-Q is filed, but in no event later than November 15, 2005).  Neither the transitioning of your duties and responsibilities nor the relinquishment of your CFO title shall constitute Good Reason under the Agreement that would permit you to terminate the Agreement.  Once you have relinquished your CFO title, your sole position with Mirant will be that of Executive Vice President and Chief Restructuring Officer.  You and Mirant intend that you will remain employed by Mirant through its emergence from bankruptcy, but in any event you agree not to terminate your employment with Mirant until January 31, 2006.  You will not be required to provide prior written notice of your resignation on or after January 31, 2006.  As of January 31, 2006, if still employed, you will be eligible to receive (1) the remainder, if any, of your 2005 annual bonus which shall be determined and paid at such times and under such terms and conditions as cash bonuses are determined and paid to other Mirant senior executives and (2) the Emergence Bonus (if not previously paid) pursuant to the terms and conditions of Section 3(c) of the Agreement.

If this memo accurately reflects our discussions, please execute it and return it to me at your convenience.  Michele, we greatly appreciate all of your past efforts and look forward to continuing to work with you during the upcoming transition.

MIRANT CORPORATION

/s/ Vance N. Booker
Vance N. Booker
Senior Vice President

Agreed to and acknowledged:

/s/ M. Michele Burns
M. Michele Burns